                                                                               .
                                                                               .
                                                                               .

                                                                    EXHIBIT 12.1

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                    2004        2003        2002        2001        2000
                                                    ----        ----        ----        ----        ----
Income (loss) from continuing operations         $  25,587   $  15,321   $   2,041   $  (26,037)  $  (3,159)
Add fixed charges                                   31,455      34,662      33,893       32,055      29,117
                                                 ---------   ---------   ---------   ----------   ---------
Earnings (as defined)                            $  57,042   $  49,983   $  35,934   $    6,018   $  25,958
                                                 ---------   ---------   ---------   ----------   ---------
Fixed charges:
  Interest expense                                   5,139       5,223       4,690        5,981       5,442
  Amortization of debt issuance costs                  568         943         258          197         172
  Estimated interest component of rent expenses     25,748      28,496      28,945       25,877      23,503
                                                 ---------   ---------   ---------   ----------   ---------
Total fixed charges                              $  31,455   $  34,662   $  33,893   $   32,055   $  29,117
                                                 ---------   ---------   ---------   ----------   ---------

Ratio of earnings to fixed charges (1)                1.81x       1.45x       1.06x          --          --
Deficiency in earnings to cover fixed charges           --          --          --   $   26,037   $   3,159

(1) The "ratio of earnings to fixed charges" represents earnings divided by fixed charges, as defined in the following paragraph. The "deficiency" represents the amount of fixed charges in excess of earnings.

   For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings (loss) from continuing operations before income taxes and change in accounting principle plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs, and one-third of rent expense, which is deemed to be representative of interest expense.